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                                                                   EXHIBIT 10.12


                                  [LETTERHEAD]

[NEOFORMA LOGO]

December 19, 1998

Bob Flury
545 Kearny Street
Alpharetta, GA
30022

Dear Bob,

        On behalf of Neoforma, Inc. (the "Company"), I am pleased to offer you a position with the Company based upon the following terms:

       1. Position. Upon acceptance of this offer, you will become a Vice President of Enterprise Sales for the Company reporting directly to Jeff Kleck, CEO. You will be expected to devote at least forty (40) hours per week to the performance of your duties and to give your best efforts to such duties. Your position may require that you travel from time to time as the Company may reasonably request and as shall be appropriate and necessary in the performance of your duties.

       2. Effective Date. The effective date of employment shall be January 18, 1998.

       3. AT-WILL EMPLOYMENT. YOU SHOULD BE AWARE THAT YOUR EMPLOYMENT WITH THE COMPANY IS FOR NO SPECIFIED PERIOD AND CONSTITUTES "AT-WILL" EMPLOYMENT. AS A RESULT, YOU ARE FREE TO TERMINATE YOUR EMPLOYMENT AT ANY TIME, FOR ANY REASON OR FOR NO REASON. SIMILARLY, THE COMPANY IS FREE TO TERMINATE YOUR EMPLOYMENT, AT ANY TIME, FOR ANY REASON OR FOR NO REASON AND THAT THE TERMS OF YOUR EMPLOYMENT, INCLUDING BUT NOT LIMITED TO PROMOTION, DEMOTION, TRANSFER, COMPENSATION, BENEFITS, DUTIES AND LOCATION OF WORK MAY BE CHANGED AT ANY TIME, FOR ANY REASON OR FOR NO REASON IN THE EVENT OF TERMINATION OF YOUR EMPLOYMENT, YOU WILL NOT BE ENTITLED TO ANY PAYMENTS, BENEFITS, DAMAGES, AWARDS OR COMPENSATION OTHER THAN AS MAY OTHERWISE BE AVAILABLE IN ACCORDANCE WITH THE COMPANY'S ESTABLISHED EMPLOYEE PLANS AND POLICIES AT THE TM OF TERMINATION.




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       4. Compensation. The Company will pay you a salary of $175,000.00 per annum, less applicable withholdings, payable in accordance with the Company's standard payroll policies. Your salary will begin as of the effective date of employment. The first and last payment by the Company to you will be prorated, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period. In addition, your salary and performance may be reviewed at least annually by the President and or the Company's board of directors. In addition to the above stated salary, you will be able to earn a bonus of up to $25,000 each quarter. The milestones for each such quarterly bonus will be set by the President at least ten (10) days prior to the start of each quarter, and, within thirty (30) days after the end of each quarter, the Board of Directors, in its sole discretion, will assess the completion of such milestones and determine the amount of such bonus.

       5. Vacation and Benefits. Thirty (30) days after the Effective Date of your employment and then for so long as you are employed by the Company you will accrue 1.25 days of paid time off ("PTO") for each full month you are employed by the Company. Vacation days and sick leave shall both be deducted from your accrued PTO. You will also be entitled to standard fringe benefits in accordance with the Company's practices covering employees, as such benefits may be in effect from time to time. Please contact Human Resources if you would like additional information regarding benefits.

       6. Stock Option. Subject to action by the Company's board of directors and compliance with applicable state and federal securities laws, the Company will grant to you an option (the "Option") to purchase 340,000 sham of the Company's Common Stock pursuant to the Company's 1997 Incentive Stock Plan (the "Plan") adopted by the board of directors and stockholders of the Company. The exercise price of the Option will be the fair market value of the Company's Common Stock on the date of grant as determined by the Company's board of directors. The Option will vest over four (4) years with one quarter (1/4) of the shares vesting at the end of one full year following your effective date of employment with the Company and an additional one forty-eighth (1/48) of the shares will vest each full month thereafter until all of the shares are exercisable, subject to all provisions of the Plan and your continued employment with the Company.

       7. Employment, Confidential Information, Invention Assignment and Arbitration Agreement. As a condition of accepting this offer of employment, you will be required to complete, sign and return the Company's standard form of Employment, Confidential Information, Invention Assignment and Arbitration Agreement.

       8. Immigration Laws. For purposes of federal immigration laws, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided within 3 business days of the effective date of your employment, or your employment relationship with the Company may be terminated.

       9. Conflicting Employment. During the period that you render services to the Company, you will not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing




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with the Company or in preparing to engage in competition with the business or proposed business of the Company. You represent that your signing of this offer letter, agreement(s) representing stock options granted to you, if any, under the Plan and the Company's Employment, Confidential Information, Invention Assignment and Arbitration Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.

       10. Entire Agreement. This offer letter, the Employment, Confidential Information, Invention Assignment and Arbitration Agreement and the agreement(s) representing stock options granted to you, if any, under the Plan, when signed by you, set forth the terms of your employment with the Company and supersede any and all prior representations and agreements, whether written or oral.

       11. Amendment. This agreement can only be amended in writing signed by you and an officer of the Company. Any waiver of a right under this agreement must be in writing.

       12. Governing Law. This agreement will be governed under the laws of the State of California applicable to such agreements made and to be performed entirely within such State.

       We look forward to you joining the Company. If the foregoing terms are agreeable, please indicate your acceptance by signing the enclosed copy of this letter in the space provided below and returning it to me within three days.

                                   Sincerely,

                                   NEOFORMA, INC.

                                   By: /s/ JEFFREY H. KLECK
                                      --------------------------------------
                                       Jeffrey H. Kleck, CEO

AGREED AND ACCEPTED:

/s/ BOB FLURY
-----------------------------




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[NEOFORMA LETTERHEAD]


January 5, 1999


Dear Bob,

     This letter is in response to our recent conversations regarding the terms of the offer letter (the "Offer Letter"), dated December 19, 1998, offering you the position of Vice President of Sales for Neoforma, Inc. (the "Company"). This letter is intended to amend the Offer Letter as set forth below.

     Paragraph 4 of the Offer Letter shall be amended and restated to read as follows:

          "Compensation/Severance.

               (a) The Company will pay you a salary of $175,000.00 per annum, less applicable withholdings, payable in accordance with the Company's standard payroll policies. Your salary will begin as of the effective date of employment. The first and last payment by the Company to you will be prorated, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period. In addition, your salary and performance may be reviewed at least annually by the President and or the Company's board of directors. In addition to the above stated salary, you will be able to earn a of up to $25,000 each quarter. The milestones for each such quarterly bonus will be set by the President at least ten (10) days prior to the start of each quarter, and, within thirty (30) days after the end of each quarter, the Board of Directors, in its sole discretion, will assess the completion of such milestones and determine the amount of such bonus. Notwithstanding the foregoing, during the first calendar year of your employment with the Company, the Company will pay to you the quarterly, $25,000.00 bonus set forth above, or portion thereof to reflect a partial quarter of employment, if you are employed by the Company in the position set forth above in Paragraph 1 at the end of each quarter during such year, regardless of milestone completion.




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               (b) Notwithstanding Paragraph 3 above, if the Company terminates your employment other than for justifiable cause (as defined below), the Company shall pay to you a lump-sum amount equal to three months of your annual base salary at the time of termination, less applicable withholdings. "Justifiable Cause" shall include the commission of a felony, acts of moral turpitude, your refusal to obey a lawful order of the board of directors, or the misuse of corporate funds or opportunities."

     Except as expressly modified by this letter, the terms of the Offer Letter shall remain in full force and effect. If the foregoing amendment is agreeable, please indicate your acceptance by signing the enclosed copy of this letter in the space provided below and returning it to me within three (3) days.

                                        Sincerely,

                                        NEOFORMA, INC.

                                        By: /a/ JEFFREY H. KLECK
                                            ------------------------------------
                                            Jeffrey H. Kleck, CEO

AGREED AND ACCEPTED:

/s/ ROBERT FLURY
----------------------------------
Robert Flury



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